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                                                                    EXHIBIT 99.4

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                             CORPUS CHRISTI DIVISION


IN RE:                                   )
                                         )
RIGCO NORTH AMERICA, L.L.C.              )            CASE NO. 99-22401-C-11
FPS III, INC.,                           )            CASE NO. 99-22402-C-11
FPS VI, L.L.C.,                          )            CASE NO. 99-22403-C-11
FPS V, INC.                              )            CASE NO. 99-22404-C-11
                                         )
         Debtors.                        )            Jointly Administered Under
                                         )            CASE No. 99-22401-C-11


              ORDER AUTHORIZING DISTRIBUTION OF DEBTORS' ASSETS AND
                      DISMISSING DEBTORS' CHAPTER 11 CASES

         Came on for consideration the Debtors' Expedited Motion to Distribute Assets and Dismiss Their Chapter 11 Cases ("Motion"); and it appearing that the Motion was properly served upon all necessary parties in interest, that adequate and sufficient notice of the Motion has been given to all creditors, equity security holders, other parties in interest and the United States Trustee as required by Rule 2002 of the Federal Rules of Bankruptcy Procedure, and that no other notice is required; and it appearing that the Court has jurisdiction to consider the matter; and good cause being shown; and it being apparent that the relief requested by the Motion is appropriate and in the best interest of the Debtors' estates and their creditors, that the interests of the Debtors' creditors and the Debtors would be better served by the relief requested in the Motion and that a dismissal will not prejudice any of the Debtors' creditors and any possible prejudice to the Debtors' creditors is greatly outweighed by the prejudice articulated by the Debtors if dismissal is not granted; the Court is of the opinion that the proposed relief requested in the Motion in accordance with the conditions set forth herein and in the Motion should be granted. Therefore, it is hereby
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         ORDERED that the Debtors are authorized to distribute their assets in the manner set forth on Exhibit A. The Debtors shall pay all holders of claims set forth in the attached Exhibit A the respective amounts listed on Exhibit A (or such other amount as may be agreed between the parties) within ten (10) days from the date this Order is entered. It is further

         ORDERED that with respect to the unsecured claim filed in this case by Sedco Forex Corporation and Sedco Forex Canada Limited, the successors-in-interest to Schlumberger Technology Corporation and Schlumberger Canada Limited respectively, (collectively, the "Sedco Forex Entities") which claim is disputed by the Debtors, the Debtors and the Sedco Forex Entities announced a stipulation to the Court which stipulation is set forth in the letter attached hereto as Exhibit "B" and incorporated in this Order. It is further

         ORDERED that with respect to all holders of unsecured claims against the Debtors, who are affiliates or insiders of the Debtors (the "Affiliated Creditors"), such Affiliated Creditors shall receive pro-rata cash payments from the proceeds remaining only after the claimants appearing on Exhibit A have been paid in full and the Disputed Funds have been properly deposited into the Third Party Account. Additionally, at such time as proceeds from the State Court Litigation are received, the Affiliated Creditors shall receive pro-rata distributions within ten (10) days of the date such proceeds were received from the State Court Litigation. It is further

         ORDERED that the Debtors must certify to this Court in writing that they have distributed their assets in accordance with the terms and provisions set forth herein and the manner specified on Exhibit A. When the certification of the Debtors is received and docketed by the Court, the Debtors' Chapter 11 cases shall be dismissed and the docket shall reflect the



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dismissal. The dismissal of the Debtors' cases is entirely contingent upon the
Debtors providing the necessary certification. It is further

         ORDERED that all objections, if any, to the entry of this Order are hereby overruled.

         DATED: October 6, 2000.

                                       /s/Richard S. Schmidt
                                       -----------------------------------------
                                       HONORABLE RICHARD S. SCHMIDT
                                       UNITED STATES BANKRUPTCY JUDGE



AFTER ENTRY PLEASE RETURN TO:

H. Rey Stroube
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
711 Louisiana, Suite 1900
Houston, Texas 77002
(713) 220-5800
(713) 236-0822 facsimile




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                                    EXHIBIT A


CREDITOR                                                    CLAIM AMOUNT
--------                                                    ------------
Secured Claim

Friede Goldman Offshore, Inc.                              $162,298.81 principal
P. O. Box 7007                                              $12,701.09 interest
Pascagoula, MS  39581

Administrative Claims

Akin, Gump, Strauss, Hauer & Feld, L.L.P.                  $400,156.31
711 Louisiana, Suite 1900
Houston, TX  77002

John J. Macan                                                $7,450.00
298 Promenade Street East
Montgomery, TX   77356-8304

Cindy B. Carradine, CPA                                     $16,660.00
14651 Dallas Parkway, Suite 350
Dallas, TX  75240

Normarine Offshore Consultants (USA), Inc.                   $8,666.95
24 Greenway Plaza, Suite 1305
Houston, TX  77046-2425

Unsecured Unaffiliated Allowed Claims

Aker Engineering, Inc.                                      249,138.90
11700 Old Katy Road, Suite 150
Houston, TX  77079-1725

BellSouth                                                       190.01
P. O. Box 740144
Atlanta, GA  30374

Easterly & Company                                            8,047.60
2001 Kirby Drive, Suite 500
Houston, TX  77019




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Friede Goldman Offshore, Inc.                               $1,883.46(1)
P. O. Box 7007
Pascagoula, MS  39581

Nordan Smith Welding Supplies                                  585.86
4311 Denny Avenue
Pascagoula, MS  39581

Rodriguez, Villacorta & Weiss                                8,736.86
Attn:  Richard Rodriguez
16750 Hedgecroft, Suite 504
Houston, TX  77060

Tri-Gas, Inc.                                                1,679.58
161 Corp. Center
6225 N. St. Hwy. 161, #200
Irving, TX  75038

Weather Research Center                                        475.00
33227 Audley
Houston, TX  77098

CAD Oilfield Specialties, Inc.  *                              934.72
P. O. Box 796
Broussard, LA  70518-0796

Total Safety, Inc.  *                                        8,678.07
11111 Wilcrest Green
Houston, TX  77042

Continental Emsco Company  *                                19,217.17
P. O. Box 1492
1301 Conti, 2nd Floor
Houston, TX  77251

Rainbow Spring Water  *                                      1,474.09
3310 Old Mobile Highway
Rainbow Plaza
Pascagoula, MS  39581-3743




--------
(1) The unsecured amount owed to Friede Goldman may increase as a result of the interest due on the principal balance of $162,298.81. The per diem is $35.57.


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Universal Services  *                                       42,199.97
Attn:  Paul Canzonerri
5800 Jefferson Highway
Harahan, LA  70123

Gulf Sales & Supply, Inc.  *                                54,764.05
1909 Kenneth Avenue
Pascagoula, MS  39567

L&L Oil Company Incorporated  *                             10,311.56
P. O. Box 54924
New Orleans, LA  70154

* Claims allegedly transferred to BHF (USA) Capital Corporation; Hibernia National Bank; Lehman Commercial Paper, Inc.; ML Sr. High Incoem Portfolio; Merrill Lynch Debt Strat. Portfolio; Merrill Lynch Prime Rate Portfolio; Merrill Lynch Sr. Floating Rate; VanKampen Am. Cap. Prime Rate.




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                                    EXHIBIT B

                                 October 3, 2000

Via E-mail and Facsimile  (713) 877-1145

Ms. Wendy K. Laubach
Goldstein & Healey, L.L.P.
1177 West Loop South, 10th Floor
Houston, TX  77027

         Re: Chapter 11 Case Nos. 99-22401-C-11 through 99-22404-C-11; In re RIGCO North America, L.L.C., FPS III, Inc., FPS VI, L.L.C., and FPS V, Inc.; In the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division

Dear Ms. Laubach:

         The purpose of this letter is to set forth the terms by which Judge Schmidt conditioned the entry of the dismissal order without the requirement of an escrow for claims asserted by Sedco (as hereinafter defined) and to which the referenced Debtors acknowledged agreement.

         1. The Debtors that are plaintiffs in RIGCO North America, L.L.C. vs. Schlumberger Technology Corporation and Schlumberger Canada, Ltd.; Case No. 99-38082 in the 165th Judicial District Court of Harris County, Texas (the "State Court Suit") consent to the filing of a counterclaim by Sedco in the State Court Suit limited to the amount of the $325,000 proof of claim (the "Counterclaim") filed by Sedco in the Debtors' Chapter 11 cases. For purposes of this agreement "Sedco" shall mean one or more of Schlumberger Technology Corporation, Sedco Forex Corporation, Schlumberger, Canada Ltd., Sedco Forex Canada Limited and Sedco Forex International, Inc.

         2. The Debtors will be entitled to assert all defenses, counterclaims and offsets to the Counterclaim that are legally available.

         3. The Debtors that are plaintiffs in the State Court Suit will, upon the filing of the Counterclaim, withdraw their previously filed objection to the interpleader filed by Sedco in the State Court Suit; provided, however, that such withdrawal shall not be deemed to be (a) an admission of or consent to any of the terms or allegations set forth in the interpleader and (b) an agreement or admission that Sedco is entitled to the relief requested in the interpleader, including, but not limited to, any limitation on the rights of the plaintiffs to assert damages caused by Sedco's conduct with respect to the drilling contract with Pennzoil, the termination of such contract and the settlement of claims against Pennzoil, all as more specifically described in the State Court Suit. Notwithstanding the resolution of the parties' disputes over any other issues raised in the interpleader, Debtors that are plaintiffs in the State Court Suit consent to a portion of the



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              interpleaded amount, equal to $325,000, being held in the registry of the State Court (or other third party mutually acceptable to the parties) until a final resolution of all defenses asserted with respect to the Counterclaim, including any offset rights asserted by virtue of the Debtors' claims in the State Court Suit.


         Based on the E-mails we exchanged this afternoon, I believe that the modification to my prior draft, which is reflected in paragraph 3, addresses the concerns you expressed. Please advise me as soon as possible if there is still a problem. If I have not heard from you by 5:00 p.m. today, I will forward this letter to Judge Schmidt and advise him that we are in agreement as to the above stated terms.

                                              Sincerely,



                                              H. Rey Stroube, III
HRS:ka




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